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                                                                   EXHIBIT 99.3

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

                             (amounts in thousands)

INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information is based on the financial statements of Blue Rhino Corporation and its subsidiaries ("Blue Rhino") and QuickShip, Inc. ("QuickShip").

The following unaudited consolidated pro forma statements of operations for the year ended July 31, 2001 gives effect to the acquisition by Blue Rhino of the stock of QuickShip, as if such transaction had occurred at the beginning of the period presented.

On October 26, 2000, Blue Rhino acquired all the outstanding common stock of QuickShip, which will be accounted for using the purchase method of accounting. The aggregate purchase price, including certain acquisition costs, was approximately $9,803, of which approximately $972 was paid in cash and deferred payments, $85 in a five-year warrant to purchase 100,000 shares of Blue Rhino common stock, $1,946 in liabilities assumed, and $6,800 paid in the form of Blue Rhino Series A Convertible Preferred Stock at $6.00 per share. The final allocation of the purchase price was allocated based on an independent valuation as follows: approximately $7,433 to intangibles, approximately $2,201 to property, plant and equipment consisting primarily of software and the balance to other assets and liabilities.

The Unaudited Pro Forma Financial Information is based on the historical financial statements of Blue Rhino and QuickShip and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statements of operations do not purport to represent what Blue Rhino's results of operations actually would have been if the acquisition had occurred as of the date indicated or what results will be for any future periods. The Unaudited Pro Forma Financial Information is based upon assumptions that Blue Rhino believes are reasonable and should be read in conjunction with the Financial Statements and the related notes thereto included elsewhere in this filing.


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                             BLUE RHINO CORPORATION

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                    FOR THE TWELVE MONTHS ENDED JULY 31, 2001 (in thousands,
                  except for per share amounts)

                                                                                                           Blue Rhino
                                                  Blue Rhino          QuickShip         Pro Forma          Corporation
                                                 Corporation             Inc.          Adjustments          Pro Forma
                                             -------------------- ----------------- ----------------- -------------------

Net revenues                                            $139,063               $44                              $139,107

Operating costs and expenses:

 Cost of sales                                           106,783                 7                               106,790

 Selling, general and administrative                      19,794               490              (80) b            20,204

 Depreciation and amortization                             8,461                46               393 c             8,900
                                             -------------------- ----------------- ----------------- -------------------

  Total operating costs and expenses                     135,038               543               313             135,894
                                             -------------------- ----------------- ----------------- -------------------

  Income from operations                                   4,025              (499)             (313)               3,213

Other expenses (income):

 Interest expense                                          5,134                84              (70) d             5,148

 Loss on investee                                          2,572                 -                                 2,572

 Non-recurring items                                         449                 -                                   449

 Other, net                                                 (301)              (16)                                 (317)
                                             -------------------- ----------------- ----------------- -------------------

  Loss before income taxes                                (3,829)             (567)             (243)             (4,639)

Income Taxes                                                 123                -                                    123
                                             -------------------- ---------------- ------------------ -------------------

  Net loss                                                (3,952)             (567)             (243)             (4,762)

Preferred Dividends                                          770                -                 77 e               847
                                             -------------------- ---------------- ------------------ -------------------

  Loss available to common shareholders                 $ (4,722)            $(567)            $(320)            $(5,609)
                                             ==================== ================= ================= ===================

Basic and diluted loss per common share                 $  (0.41)                                                 $(0.47)
                                             ====================                                     ===================

Shares used in per share calculations:
  Basic and diluted                                       11,641                                 270 e            11,911



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                             BLUE RHINO CORPORATION

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                    FOR THE TWELVE MONTHS ENDED JULY 31, 2001

                             (amounts in thousands)

(a) Historical balances for Blue Rhino for the twelve months ending July 31, 2001, are derived from the audited financial statements filed in Form 10-K. The historical balances for QuickShip are derived from the monthly internal financial statements for the corresponding period.

(b) Reflects the reduction of the historical compensation expense based upon employment contracts in the purchase agreement and employees terminated as a result of the acquisition.

(c) Reflects the incremental change in amortization expense arising from purchase accounting, increase in capitalized software, and intangible assets in connection with the acquisition. Amortization of excess purchase price, capitalized software and other intangible assets is based upon useful lives ranging from 2 to 5 years.

(d) Reflects interest expense (at an assumed rate of 7.36%) associated with the borrowings under Blue Rhino's revolving credit agreement, net of interest savings due to debt repayment to bank per the purchase agreement.

(e) Reflects the issuance of 1,133 shares of Blue Rhino Series A Preferred Stock to the Sellers. The stock is convertible into Blue Rhino Common Stock and accrues dividends at the annual rate of 6%.